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                                                                     EXHIBIT 4.9

                             PLAN MERGER INSTRUMENT



        INSTRUMENT OF MERGER made as of the 16th day of November, 2000 by and among Safeguard Scientifics, Inc., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, as the Plan Administrator of the Safeguard Scientifics Money Purchase Pension Plan (the "First Plan"), and as the Plan Administrator of the Safeguard Scientifics, Inc. Retirement Plan (the "Surviving Plan"), Thomas E. Fleming, Dorinda K. Culp and Janet L. Hoffman, as Trustees of the Safeguard Scientifics Money Purchase Pension Plan Trust (the "First Plan Trust"), and Thomas E. Fleming, Dorinda K. Culp and Janet L. Hoffman, as Trustees of the Safeguard Scientifics, Inc. Retirement Plan Trust (the "Surviving Plan Trust").

                                   WITNESSETH:


        WHEREAS, effective January 1, 1986 the Plan Sponsor did establish the First Plan and the First Plan Trust; and

        WHEREAS, the Plan Sponsor has thereafter continuously maintained the First Plan and the First Plan Trust, each under instruments from time to time amended; and

        WHEREAS, effective January 1, 1981 the Plan Sponsor did establish the Surviving Plan and the Surviving Plan Trust; and

        WHEREAS, the Plan Sponsor has thereafter continuously maintained the Surviving Plan and the Surviving Plan Trust, each under instruments from time to time amended; and

        WHEREAS, the Board of Directors has, by resolution dated November 16, 2000 directed the merger of the First Plan and the First Plan Trust into the Surviving Plan and Surviving Plan Trust, respectively, and has directed the officers of the Plan Sponsor to take such actions as are necessary or desirable to effectuate such merger.

        NOW, THEREFORE, the parties hereto, desiring to memorialize the merger of the First Plan into the Surviving Plan and the merger of the First Plan Trust into the Surviving Plan Trust, do agree and ordain as follows:

        (1) The First Plan is merged into, and becomes a part of, the Surviving Plan as of January 1, 2001, which Surviving Plan shall be known as the Safeguard Scientifics, Inc. Retirement Plan.

        (2) All account balances under the First Plan hereby become account balances under the Surviving Plan, and all benefits in "pay status" under the First Plan as of the date of the merger shall become benefits in "pay status" under the Surviving Plan.

        (3) The First Plan Trust is merged into, and becomes a part of, the Surviving Plan Trust as of January 1, 2001, which Surviving Plan Trust shall be known as the Safeguard Scientifics, Inc. Retirement Plan Trust.

        (4) All assets and liabilities of the First Plan hereby become assets and liabilities of the Surviving Plan.

        (5) All elections, waivers, consents, designations, directions, qualified domestic orders and other exercises of rights and privilege under the First Plan shall be deemed effective and applicable with respect to the Surviving Plan as of the effective date of the merger.

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        (6)     The Agreement and Declaration of Trust, as amended to date, pursuant to which the Surviving Plan Trust is established and maintained, is hereby ratified and affirmed by the parties thereto.

        (7) The appointment of Safeguard Scientifics, Inc. as the Plan Administrator of the Surviving Plan is hereby ratified and affirmed.

        IN WITNESS WHEREOF, and to memorialize the merger evidenced hereby, the parties hereto have caused this instrument to be executed by their respective authorized representatives.



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        Trustee                            Trustee